UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2012

ViaSat, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-21767	33-0174996
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6155 El Camino Real

Carlsbad, California 92009

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (760) 476-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On November 14, 2012, ViaSat, Inc. (“ViaSat”) completed the redemption of all of its remaining 8.875% Senior Notes due 2016 (the “Notes”) that had not previously been repurchased and cancelled pursuant to ViaSat’s previously announced cash tender offer and consent solicitation for the Notes. ViaSat redeemed the Notes pursuant to their optional redemption provisions at a price of 106.656% of the principal amount of outstanding Notes, plus accrued and unpaid interest to, but not including, the redemption date. The total cash payment for the redemption was approximately $14.0 million.

In connection with the completion of the redemption, the Indenture, dated as of October 22, 2009, by and among ViaSat, the Subsidiary Guarantors (as defined therein) and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee (“Wilmington Trust”), governing the Notes has been satisfied and discharged in accordance with its terms, effective November 14, 2012. Wilmington Trust also serves as trustee under the indenture governing ViaSat’s 6.875% Senior Notes due 2020, and provides other financial services to ViaSat and its affiliates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIASAT, INC.

Date: November 14, 2012	By:	/s/ Paul Castor
	Name:	Paul Castor
	Title:	Associate General Counsel